Filed pursuant to Rule 424(b)(3)
Registration No. 333-173188

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated March 12, 2012)

C&J Energy Services, Inc.

38,463,074 shares

Common Stock

This Prospectus Supplement No. 4 (the “Prospectus Supplement”) supplements and amends the prospectus dated March 12, 2012 (the “Base Prospectus” and, together with Prospectus Supplements Nos. 1, 2 and 3 thereto, the “Final Prospectus”), relating to the sale, transfer or distribution from time to time by the Selling Stockholders named in the Final Prospectus of up to 38,463,074 shares of our common stock. We are not selling any shares of common stock under the Final Prospectus or this Prospectus Supplement and, therefore, will not receive any proceeds from the sale of shares by the Selling Stockholders. You should read this Prospectus Supplement in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any and all additional amendments or supplements thereto.

On June 7, 2012, we filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Current Report”) announcing, among other things, the completion of the previously announced acquisition of all of the outstanding equity interests of Casedhole Holdings, Inc. and its operating subsidiaries, including Casedhole Solutions, Inc., effective June 7, 2012. This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Final Prospectus with the information contained and incorporated by reference in the Current Report. Accordingly, we have attached the Current Report to this Prospectus Supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “CJES.”

Investing in our common stock involves risks. Please read “Risk Factors” on page 5 of the Base Prospectus, page 23 of Prospectus Supplement No. 1, and page 3 of Prospectus Supplement No. 3, before investing.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 7, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

C&J ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35255	20-5673219
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10375 Richmond Ave, Suite 2000 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 260-9900

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this Current Report on Form 8-K and the materials filed or furnished herewith may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on C&J’s current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting C&J will be those that are anticipated. C&J’s forward-looking statements involve significant risks and uncertainties (some of which are beyond C&J’s control) and assumptions that could cause actual results to differ materially from C&J’s historical experience and present expectations or projections. For additional information regarding known material factors that could cause C&J’s actual results to differ from those contained in the forward-looking information, please see the information included in C&J’s filings with the Securities and Exchange Commission (the “SEC”), including its Current Report on Form 8-K filed with the SEC on June 6, 2012, Quarterly Report on Form 10-Q for the period ended March 31, 2012, and Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which are available at the SEC’s website at www.sec.gov and C&J’s website at www.cjenergy.com. Readers are cautioned not to place undue reliance on any forward-looking statement or information contained in this Current Report on Form 8-K, or in any materials filed or furnished herewith, which speak only as of the date indicated. C&J undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective as of June 7, 2012 (the “Closing Date”), C&J Spec-Rent Services, Inc. (“Buyer”), a wholly owned subsidiary of C&J Energy Services, Inc. (the “Company”), completed the previously announced acquisition (the “Casedhole Acquisition”) of all of the outstanding equity interests of Casedhole Holdings, Inc. and its operating subsidiaries, including Casedhole Solutions, Inc. (collectively, “Casedhole”), pursuant to the terms and conditions of that certain definitive purchase agreement (the “Purchase Agreement”), dated as of June 5, 2012, by and among Buyer, Casedhole Holdings, Inc. and its shareholders and option holders (collectively, the “Sellers”). The total consideration paid by the Company consisted of approximately $272.5 million in cash, plus preliminary closing adjustments of approximately $6.7 million related to excess working capital and certain capital expenditures. The Company funded the Casedhole Acquisition through $220.0 million drawn from its $400.0 million senior secured revolving credit facility, with the remainder paid from cash on hand.

Founded in 2005 and headquartered in Houston, Texas, Casedhole is engaged in the business of providing cased-hole wireline and other complementary services to energy producers in the United States. As a result of the Casedhole Acquisition, the Company is now the owner of all of Casedhole’s business and assets, which are operated out of twelve regional locations throughout the United States. The acquired assets include, among other things, Casedhole’s fleet of 58 wireline units and 11 pumpdown units. C&J also assumed certain liabilities of the Sellers. Casedhole’s senior management team has joined the Company to continue running Casedhole’s business as C&J’s new wireline division.

There are no material relationships, other than in respect of the Casedhole Acquisition and the transactions contemplated thereby, between Casedhole, the Sellers or any of their respective affiliates, on the one hand, and the Company or any of its affiliates (including Buyer), any director or officer of the Company, or any associate of any such director or officer, on the other hand.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Casedhole Acquisition, the Company and Mr. Donald Gawick (age 54), President and Chief Executive Officer of Casedhole, agreed that Mr. Gawick would continue to serve as President of Casedhole under his current employment agreement with Casedhole, which provides for a term of five years commencing on March 24, 2010, subject to earlier termination by the parties.

Mr. Gawick, who has served as Casedhole’s President and Chief Executive Officer since 2010, has over 32 years of experience in the oil and gas services industry managing wireline services throughout the world. Prior to joining Casedhole, Mr. Gawick was employed by Schlumberger. He served as a Wireline Global Account Manager from 2009 through 2010, where he was responsible for communication and implementation of Schlumberger’s wireline technologies and service delivery to ConocoPhillips’ worldwide operations in order to add maximum value for both companies. From 2005 to 2009, Mr. Gawick served as a Marketing, New Technology & Casedhole Business Development Manager – North America for Schlumberger Wireline, and was also responsible for South America during 2005 and 2006. Mr. Gawick received a Bachelor of Science in Electrical Engineering from the University of Manitoba in Winnipeg, Canada in 1979.

There are no material relationships, other than in respect of the Casedhole Acquisition and the transactions contemplated thereby, between Mr. Gawick or any of his affiliates, on the one hand, and the Company or any of its affiliates, on the other hand.

Item 7.01 Regulation FD Disclosure

On June 7, 2012, the Company issued a press release announcing the closing of the Casedhole Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto, pursuant to Item 7.01 of Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01, and including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Financial statements of the business acquired in the Casedhole Acquisition are not included herein. Such financial statements will be filed within 71 calendar days after the Closing Date of the Casedhole Acquisition.

(b) Pro Forma Financial Information.

Pro forma financial information relative to the business acquired in the Casedhole Acquisition is not included herein. Such pro forma financial information will be filed within 71 calendar days after the Closing Date of the Casedhole Acquisition.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated June 7, 2012 announcing Completion of the Casedhole Acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C&J ENERGY SERVICES, INC. (Registrant)

Date: June 7, 2012	By:	/s/ Theodore R. Moore
Theodore R. Moore Vice President — General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated June 7, 2012 announcing Completion of the Casedhole Acquisition.

Exhibit 99.1

NEWS RELEASE Investor Contacts Lisa Elliott, DRG&L lelliott@drg-l.com / 713-529-6600 C&J Energy Services, Inc. Danielle Hunter, Senior Counsel dhunter@cjenergy.com (713) 260-9900

C&J Energy Services, Inc. Completes Acquisition of Casedhole Holdings, Inc.

HOUSTON, TEXAS, June 7, 2012 – C&J Energy Services, Inc. (NYSE:CJES) (“C&J” or the “Company”) today announced that it has completed the previously announced acquisition of all of the outstanding equity interests of Casedhole Holdings, Inc. and its operating subsidiaries, including Casedhole Solutions, Inc. (“Casedhole”). The total consideration paid by C&J consisted of approximately $272.5 million in cash, plus preliminary closing adjustments of approximately $6.7 million related to excess working capital and certain capital expenditures. C&J funded the acquisition through $220.0 million drawn from its $400.0 million senior secured revolving credit facility, with the remainder paid from cash on hand.

Josh Comstock, Chairman, President and Chief Executive Officer, stated, “This is a transformative acquisition as it strengthens our position as a top-tier oil field services provider and advances our long term goal of becoming a large scale, geographically diversified provider of the most technologically advanced completion services. We are excited to plan our future course as a larger and stronger company.”

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing and pressure pumping services with a focus on complex, technically demanding well completions. In addition, through our subsidiary Total E&S, Inc., we manufacture and repair equipment to fulfill our internal needs, as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging basins in South Texas, East Texas/North Louisiana, Western Oklahoma and West Texas/East New Mexico. We are in the process of acquiring additional hydraulic fracturing fleets and evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States with similarly demanding completion and stimulation requirements.

About Casedhole Holdings, Inc.

Founded in 2005 and headquartered in Houston, Texas, Casedhole is a leading multi-regional, independent provider of cased-hole wireline and other complementary services and a market leader across the most attractive regions of oil and gas exploration and production activity. Casedhole performs critical tasks throughout a well’s lifecycle, including logging, perforating and pipe recovery. In addition, Casedhole performs complementary pressure testing, and pumpdown services. It has expertise in both horizontal and high-pressure, high-temperature completion applications. Casedhole operates its fleet of 58 wireline units, 11 pumpdown units and pressure control equipment through 12 district offices in 10 of the most active basins and shale plays in the United States.

Forward-Looking Statements and Cautionary Statements

This news release contains certain information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved—in full or at all. Moreover, readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such is made, whether as a result of new information, future events or otherwise, except as required by applicable law. Our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. For information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Report on Form 8-K filed on June 6, 2012, Quarterly Report on Form 10-Q for the period ended March 31, 2012 and Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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